Exhibit 99.2

Con-way Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Con-way Inc.:

We have audited the accompanying consolidated balance sheets of Con-way Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Con-way Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Portland, Oregon

February 23, 2015

Con-way Inc.

Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2014	2013
Assets
Current Assets
Cash and cash equivalents	$432,759	$484,502
Marketable securities	8,285	—
Trade accounts receivable, net	649,086	575,013
Other accounts receivable	70,305	51,063
Operating supplies, at lower of average cost or market	23,664	23,910
Prepaid expenses and other current assets	63,344	57,961
Deferred income taxes	13,957	15,332

Total Current Assets	1,261,400	1,207,781

Property, Plant and Equipment
Land	192,490	193,364
Buildings and leasehold improvements	856,037	856,038
Revenue equipment	1,902,358	1,857,737
Other equipment	362,341	353,205

	3,313,226	3,260,344
Accumulated depreciation	(1,659,015)	(1,603,511)

Net Property, Plant and Equipment	1,654,211	1,656,833

Other Assets
Deferred charges and other assets	31,826	32,200
Capitalized software, net	26,208	21,488
Employee benefits	18,110	15,018
Intangible assets, net	6,284	8,640
Goodwill	337,579	337,971

	420,007	415,317

Total Assets	$3,335,618	$3,279,931

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Con-way Inc.

Consolidated Balance Sheets

	December 31,
(Dollars in thousands, except per share data)	2014	2013
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$349,995	$390,537
Accrued liabilities	257,943	229,078
Self-insurance accruals	117,783	105,063
Short-term borrowings	1,736	1,588
Current maturities of long-term debt and capital leases	14,663	19,685

Total Current Liabilities	742,120	745,951
Long-Term Liabilities
Long-term debt	719,303	719,155
Long-term obligations under capital leases	10,587	16,185
Self-insurance accruals	151,257	142,307
Employee benefits	239,368	240,171
Other liabilities and deferred credits	34,356	39,524
Deferred income taxes	242,789	237,949

Total Liabilities	2,139,780	2,141,242

Commitments and Contingencies (Notes 5, 6, 7 and 11)
Shareholders’ Equity
Common stock, $0.625 par value; authorized 100,000,000 shares; issued 65,782,041 and 64,592,756 shares, respectively	41,101	40,349
Additional paid-in capital, common stock	706,756	653,487
Retained earnings	1,151,791	1,043,472
Cost of repurchased common stock (8,112,141 and 7,669,889 shares, respectively)	(349,401)	(329,088)
Accumulated other comprehensive loss	(354,409)	(269,531)

Total Shareholders’ Equity	1,195,838	1,138,689

Total Liabilities and Shareholders’ Equity	$3,335,618	$3,279,931

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Con-way Inc.

Statements of Consolidated Income

	Years ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2012
Revenue	$5,806,069	$5,473,356	$5,580,247
Costs and Expenses
Salaries, wages and employee benefits	2,261,304	2,143,036	2,125,104
Purchased transportation	1,437,418	1,323,005	1,531,319
Other operating expenses	649,154	634,107	567,810
Fuel and fuel-related taxes	498,604	532,958	553,301
Depreciation and amortization	242,658	230,751	216,215
Purchased labor	174,061	148,165	113,619
Rents and leases	139,428	129,325	115,954
Maintenance	134,992	123,056	128,084

	5,537,619	5,264,403	5,351,406

Operating Income	268,450	208,953	228,841

Other Income (Expense)
Investment income	686	621	831
Interest expense	(53,456)	(53,339)	(54,777)
Miscellaneous, net	(4,983)	(1,870)	(3,941)

	(57,753)	(54,588)	(57,887)

Income before Income Tax Provision	210,697	154,365	170,954
Income Tax Provision	73,658	55,212	66,408

Net Income	$137,039	$99,153	$104,546

Weighted-Average Common Shares Outstanding
Basic	57,390,945	56,511,563	55,837,574
Diluted	58,018,443	57,240,588	56,485,987
Earnings per Common Share
Basic	$2.39	$1.75	$1.87

Diluted	$2.36	$1.73	$1.85

Cash Dividends Declared per Common Share	$0.50	$0.40	$0.40

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Con-way Inc.

Statements of Consolidated Comprehensive Income

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
Net Income	$137,039	$99,153	$104,546
Other Comprehensive Income (Loss):
Foreign currency translation adjustment	(2,731)	871	481
Unrealized gain on available-for-sale security, net of deferred tax of $0, $0, and $145, respectively	—	—	226
Employee benefit plans
Actuarial gain (loss), net of deferred tax of $59,850, $103,308, and $1,903, respectively	(96,329)	161,631	(2,977)
Net actuarial loss included in net periodic benefit expense or income, net of deferred tax of $9,432, $7,562, and $7,969, respectively	14,940	11,827	12,465
Prior-service cost or credit, net of deferred tax of $0, $7,505 and $17,577, respectively	—	11,738	(27,493)
Amortization of prior service cost or credit included in net periodic benefit expense or income, net of deferred tax of $481, $552 and $465, respectively	(758)	863	(727)

	(82,147)	186,059	(18,732)

Total Other Comprehensive Income (Loss)	(84,878)	186,930	(18,025)

Comprehensive Income	$52,161	$286,083	$86,521

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Con-way Inc.

Statements of Consolidated Cash Flows

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
Cash and Cash Equivalents, Beginning of Period	$484,502	$429,784	$438,010
Operating Activities
Net income	137,039	99,153	104,546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net of accretion	242,507	229,236	215,202
Non-cash compensation and employee benefits	34,040	38,496	33,180
Increase in deferred income taxes	55,946	57,423	63,091
Provision for uncollectible accounts	2,869	6,908	6,358
Gain from sales of property, equipment and investment, net	(10,156)	(5,720)	(8,649)
Changes in assets and liabilities:
Receivables	(82,990)	(12,869)	7,076
Prepaid expenses	(517)	21	(1,312)
Accounts payable	(15,401)	25,972	(14,824)
Accrued variable compensation	23,125	(17,140)	1,201
Accrued liabilities, excluding accrued variable compensation and employee benefits	10,687	11,572	1,988
Self-insurance accruals	14,797	(3,661)	(18,654)
Accrued income taxes	(15,716)	(4,846)	(2,316)
Employee benefits	(154,501)	(82,507)	(67,291)
Other	(1,845)	5,946	(8,185)

Net Cash Provided by Operating Activities	239,884	347,984	311,411

Investing Activities
Capital expenditures	(289,776)	(281,943)	(293,135)
Software expenditures	(12,364)	(7,398)	(8,963)
Proceeds from sales of property and equipment	47,238	14,202	20,840
Purchases of marketable securities	(8,285)	—	(8,200)
Proceeds from sales of marketable securities	—	3,200	23,613

Net Cash Used in Investing Activities	(263,187)	(271,939)	(265,845)

Financing Activities
Payment of capital leases	(21,098)	(16,068)	(29,015)
Net proceeds from (repayments of) short-term borrowings	147	(5,383)	(7,621)
Payment of debt issuance costs	—	(543)	—
Proceeds from exercise of stock options	33,902	20,777	3,560
Excess tax benefit from share-based compensation	3,128	2,510	1,641
Payments of common dividends	(28,720)	(22,620)	(22,357)
Repurchases of common stock	(15,799)	—	—

Net Cash Used in Financing Activities	(28,440)	(21,327)	(53,792)

Increase (Decrease) in Cash and Cash Equivalents	(51,743)	54,718	(8,226)

Cash and Cash Equivalents, End of Period	$432,759	$484,502	$429,784

Supplemental Disclosure
Cash paid (refunded) for income taxes, net	$30,597	$(21)	$6,163
Cash paid for interest, net of amounts capitalized	$52,491	$52,809	$53,806
Non-cash Investing and Financing Activities
Property, plant and equipment acquired through partial non-monetary exchanges	$17,597	$27,711	$34,759
Property, plant and equipment acquired through capital lease	$10,483	$5,575	$—
Property, plant and equipment acquired through increase in current liabilities	$6,756	$32,336	$14,034
Repurchases of common stock included in current liabilities	$984	$—	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Con-way Inc.

Statements of Consolidated Shareholders’ Equity

	Common Stock					Accumulated
(Dollars in thousands, except per share data)	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings	Repurchased Common Stock	Other Comprehensive Loss
Balance, December 31, 2011	63,065,931	$39,394	$595,992	$884,758	$(322,454)	$(438,436)
Net income	—	—	—	104,546	—	—
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	—	481
Employee benefit plans, net of deferred tax of $11,976	—	—	—	—	—	(18,732)
Unrealized gain on available-for-sale security, net of deferred tax of $145	—	—	—	—	—	226
Exercise of stock options, including tax of $165	150,213	94	3,631	—	—	—
Share-based compensation, including tax of $986	349,309	213	14,711	(8)	(3,674)	—
Common dividends declared ($.40 per share)	—	—	—	(22,357)	—	—

Balance, December 31, 2012	63,565,453	$39,701	$614,334	$966,939	$(326,128)	$(456,461)
Net income	—	—	—	99,153	—	—
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	871
Employee benefit plans, net of deferred tax of $118,927	—	—	—	—	—	186,059
Exercise of stock options, including tax of $1,531	760,495	475	21,833	—	—	—
Share-based compensation, including tax of $200	266,808	173	17,320	—	(2,960)	—
Common dividends declared ($.40 per share)	—	—	—	(22,620)	—	—

Balance, December 31, 2013	64,592,756	$40,349	$653,487	$1,043,472	$(329,088)	$(269,531)
Net income	—	—	—	137,039	—	—
Other comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	(2,731)
Employee benefit plans, net of deferred tax of $50,899	—	—	—	—	—	(82,147)
Exercise of stock options, including tax of $862	926,454	579	34,185	—	—	—
Share-based compensation, including tax of $809	262,831	173	19,084	—	(3,530)	—
Common stock repurchased	—	—	—	—	(16,783)	—
Common dividends declared ($.50 per share)	—	—	—	(28,720)	—	—

Balance, December 31, 2014	65,782,041	$41,101	$706,756	$1,151,791	$(349,401)	$(354,409)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Con-way Inc.

Notes to Consolidated Financial Statements

1. Principal Accounting Policies

Organization

Con-way Inc. and its consolidated subsidiaries (“Con-way” or the “Company”) provide transportation, logistics and supply-chain management services for a wide range of manufacturing, industrial and retail customers. Con-way’s business units operate in regional, inter-regional and transcontinental less-than-truckload and full-truckload freight transportation, contract logistics and supply-chain management, multimodal freight brokerage, and trailer manufacturing. As more fully discussed in Note 12, “Segment Reporting,” for financial reporting purposes, Con-way is divided into three reporting segments: Freight, Logistics and Truckload.

Principles of Consolidation

The consolidated financial statements include the accounts of Con-way and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Estimates

Management makes estimates and assumptions when preparing the financial statements in conformity with accounting principles generally accepted in the U.S. These estimates and assumptions affect the amounts reported in the accompanying financial statements and notes. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Such estimates relate to revenue-related adjustments, impairment of goodwill and long-lived assets, amortization and depreciation, income taxes, self-insurance accruals, pension plan and postretirement obligations, contingencies, and assets and liabilities recognized in connection with acquisitions, restructurings and dispositions.

Con-way evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Estimates and assumptions are adjusted when facts and circumstances dictate. Volatility in financial markets and changing levels of economic activity increase the uncertainty inherent in such estimates and assumptions. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Recognition of Revenue

Con-way Freight recognizes revenue between reporting periods based on relative transit time in each period and recognizes expense as incurred. Estimates for future billing adjustments to revenue, including those related to weight and freight-classification verification and pricing discounts, are recognized at the time of shipment. Con-way Truckload recognizes revenue and related direct costs when the shipment is delivered. Menlo Logistics (“Menlo”) recognizes revenue based on the service outputs provided to the customer.

Menlo records revenue on a gross basis, without deducting third-party purchased transportation costs, on transactions for which it acts as a principal. Menlo records revenue on a net basis, after deducting purchased transportation costs, on transactions for which it acts as an agent. When recognizing revenue for services provided under performance-based incentive arrangements, the contingent portion of the revenue is not considered fixed or determinable until the performance criteria have been met.

Under certain Menlo contracts, billings in excess of revenue recognized are recorded as unearned revenue. Unearned revenue is recognized over the contract period as services are provided. At December 31, 2014 and 2013, unearned revenue of $8.2 million and $12.1 million was reported in Con-way’s consolidated balance sheets within accrued liabilities, respectively. In addition, Menlo has deferred certain recoverable direct and incremental costs related to the setup of logistics operations under long-term contracts. These deferred setup costs are recognized as expense over the contract term. At December 31, 2014 and 2013, these deferred setup costs of $4.7 million and $9.9 million were reported in the consolidated balance sheets within deferred charges and other assets, respectively.

Cash Equivalents and Marketable Securities

Cash equivalents consist of short-term interest-bearing instruments with maturities of three months or less at the date of purchase. At December 31, 2014 and 2013, cash-equivalent investments of $385.5 million and $441.2 million, respectively, consisted primarily of commercial paper, certificates of deposit and money-market funds.

Con-way classifies its marketable debt securities as available-for-sale and reports them at fair value. Changes in the fair value of available-for-sale securities are recognized in other comprehensive income or loss, unless an unrealized loss is an other-than-temporary loss. If any portion of the unrealized loss is determined to be other than temporary, that portion of the loss is recognized in earnings. At December 31, 2014, Con-way held $8.3 million of variable-rate demand notes. Con-way held no marketable securities at December 31, 2013.

Trade Accounts Receivable, Net

Con-way Freight and Con-way Truckload report accounts receivable at net realizable value and provide an allowance when losses are probable. Estimates for uncollectible accounts are based on various judgments and assumptions, including revenue levels, historical loss experience and the aging of outstanding accounts receivable. Menlo, based on the size and nature of its client base, performs a periodic evaluation of its customers’ creditworthiness and accounts receivable portfolio and recognizes expense from uncollectible accounts when losses are both probable and reasonably estimable. Activity in the allowance for uncollectible accounts is presented in the following table:

		Additions
(Dollars in thousands)	Balance at beginning of period	Charged to expense	Charged to other accounts	Write-offs net of recoveries	Balance at end of period
2014	$6,103	$2,869	$—	$(2,976)	$5,996
2013	9,774	6,908	—	(10,579)	6,103
2012	6,951	6,358	—	(3,535)	9,774

Estimates for billing adjustments, including those related to weight and freight-classification verifications and pricing discounts, are also reported as a reduction to accounts receivable. Activity in the allowance for revenue adjustments is presented in the following table:

		Additions
(Dollars in thousands)	Balance at beginning of period	Charged to expense	Charged to other accounts - Revenue	Write-offs	Balance at end of period
2014	$12,215	$—	$94,032	$(89,801)	$16,446
2013	13,816	—	74,481	(76,082)	12,215
2012	16,920	—	77,310	(80,414)	13,816

Property, Plant and Equipment

Property, plant and equipment are reported at historical cost and are depreciated on a straight-line basis over their estimated useful lives, generally 25 years for buildings, 4 to 14 years for revenue equipment and 3 to 10 years for most other equipment. Leasehold improvements and assets acquired under capital leases are amortized over the shorter of the terms of the respective leases or the useful lives of the assets, with the resulting expense reported as depreciation. Depreciation expense was $232.4 million in 2014, $221.2 million in 2013 and $204.9 million in 2012.

In response to conditions in the used-trailer market, Con-way Truckload increased the estimated salvage values for certain of its trailers in the fourth quarter of 2013. The effect of this change in estimate decreased depreciation expense and increased operating income by $6.2 million and $1.3 million in 2014 and 2013, respectively. As a result of this change, net income in 2014 increased by $3.8 million and basic and diluted earnings per share increased by $0.07 and $0.06 per share, respectively.

Expenditures for equipment maintenance and repairs are charged to operating expenses as incurred; betterments are capitalized. Gains or losses on sales of equipment and property are recorded in other operating expenses.

Tires and Maintenance

The cost of replacement tires are expensed at the time those tires are placed into service, as is the case with other repairs and maintenance costs. The cost of tires on new revenue equipment is capitalized and depreciated over the estimated useful life of the related equipment.

Capitalized Software, Net

Capitalized software consists of certain direct internal and external costs associated with internal-use software, net of accumulated amortization. Amortization of capitalized software is computed on an item-by-item basis depending on the estimated useful life of the software, currently between 3 years and 7 years. Amortization expense related to capitalized software was $7.9 million in 2014, $7.2 million in 2013 and $8.3 million in 2012. Accumulated amortization at December 31, 2014 and 2013 was $161.0 million and $158.7 million, respectively.

Long-Lived Assets

Con-way performs an impairment analysis of long-lived assets whenever circumstances indicate that the carrying amount may not be recoverable. For assets that are to be held and used, an impairment charge is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than carrying value. If impairment exists, a charge is recognized for the difference between the carrying value and the fair value. Fair values are determined using quoted market values, discounted cash flows or external appraisals, as applicable. Assets held for disposal are carried at the lower of carrying value or estimated net realizable value. Con-way’s accounting policies for goodwill and other long-lived intangible assets are more fully discussed in Note 2, “Goodwill and Intangible Assets.”

Book Overdrafts

Book overdrafts represent outstanding drafts not yet presented to the bank that are in excess of recorded cash for that particular bank. These amounts do not represent bank overdrafts, which occur when drafts presented to the bank are in excess of cash in Con-way’s bank account, and would effectively be a loan to Con-way. At December 31, 2014 and 2013, book overdrafts of $28.8 million and $40.8 million, respectively, were included in accounts payable.

Self-Insurance Accruals

Con-way uses a combination of self-insurance programs and purchased insurance to provide for the costs of medical, casualty, liability, vehicular, cargo and workers’ compensation claims. The long-term portion of self-insurance accruals relates primarily to workers’ compensation and vehicular claims that are expected to be payable over several years. Con-way periodically evaluates the level of insurance coverage and adjusts insurance levels based on risk tolerance and premium expense.

The measurement and classification of self-insured costs requires the consideration of historical cost experience, demographic and severity factors, and judgments about the current and expected levels of cost per claim and retention levels. These methods provide estimates of the undiscounted liability associated with claims incurred as of the balance sheet date, including estimates of claims incurred but not reported. Changes in these assumptions and factors can materially affect actual costs paid to settle the claims and those amounts may be different than estimates.

Con-way participates in a reinsurance pool to reinsure a portion of its workers’ compensation claims. Each company that participates in the pool cedes premiums and claims to the pool and assumes premiums and claims from the pool. Reinsurance does not relieve Con-way of its liabilities under the original policy. However, in the opinion of management, potential exposure to Con-way for non-payment in reinsured losses is minimal. At December 31, 2014 and 2013, Con-way had recorded a liability related to assumed claims of $57.4 million and $59.2 million, respectively, and had recorded a receivable from the reinsurance pool of $43.3 million and $38.1 million, respectively. Revenue related to these reinsurance activities is reported net of the associated expenses and is classified as other operating expenses. In connection with its participation in the reinsurance pool, Con-way recognized operating income of $6.1 million in 2014, operating income of $2.2 million in 2013 and operating loss of $2.5 million in 2012.

Foreign Currency Translation

Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are included in the foreign currency translation adjustment in the statements of consolidated comprehensive income (loss). Transaction gains and losses that arise from exchange-rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of consolidated income within miscellaneous, net. Con-way recognized foreign exchange losses of $6.0 million, $1.4 million and $0.3 million in 2014, 2013 and 2012, respectively.

Con-way has determined that advances to certain of its foreign subsidiaries are indefinite in nature. Accordingly, the corresponding foreign currency gains or losses related to these advances are included in the foreign currency translation adjustment in the statements of consolidated comprehensive income (loss).

Earnings Per Share (EPS)

Basic EPS is calculated by dividing reported net income or loss by the weighted-average common shares outstanding. Diluted EPS is calculated as follows:

	Years ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2012
Numerator:
Net income	$137,039	$99,153	$104,546
Denominator:
Weighted-average common shares outstanding	57,390,945	56,511,563	55,837,574
Stock options and nonvested stock	627,498	729,025	648,413

	58,018,443	57,240,588	56,485,987

Diluted EPS	$2.36	$1.73	$1.85

Anti-dilutive securities excluded from the computation of diluted EPS	461,071	911,041	1,801,995

New Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers.” This ASU, codified in the “Revenue Recognition” topic of the FASB Accounting Standards Codification, requires revenue to be recognized upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also requires disclosures sufficient to describe the nature, amount, timing, and uncertainty of revenue and cash flows arising from these customer contracts. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016 and can be applied either retrospectively to each prior reporting period presented or with the cumulative effect of initially applying the standard recognized on the date of adoption. Con-way plans to adopt this standard in the first quarter of 2017. Con-way is currently evaluating the method of application and the potential impact on the financial statements and related disclosures.

2. Goodwill and Intangible Assets

Goodwill

The following table shows the changes in the gross carrying amounts of goodwill:

(Dollars in thousands)	Logistics	Truckload	Corporate and Eliminations	Total
Balances at December 31, 2012
Goodwill	$55,888	$464,598	$727	$521,213
Accumulated impairment losses	(48,236)	(134,813)	—	(183,049)

	7,652	329,785	727	338,164
Change in foreign currency exchange rates	(193)	—	—	(193)

Balances at December 31, 2013
Goodwill	55,695	464,598	727	521,020
Accumulated impairment losses	(48,236)	(134,813)	—	(183,049)

	7,459	329,785	727	337,971
Change in foreign currency exchange rates	(392)	—	—	(392)

Balances at December 31, 2014
Goodwill	55,303	464,598	727	520,628
Accumulated impairment losses	(48,236)	(134,813)	—	(183,049)

	$7,067	$329,785	$727	$337,579

Con-way assesses goodwill for impairment on an annual basis in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

In connection with the annual impairment test in the fourth quarter of 2014, Con-way concluded that the goodwill of its reporting units was not impaired at December 31, 2014.

Intangible Assets

Intangible assets are amortized on a straight-line basis over their estimated useful life. Amortization expense related to intangible assets was $2.4 million in 2014, $2.4 million in 2013 and $3.0 million in 2012. Intangible assets consisted of the following:

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$23,088	$16,804	$23,088	$14,448

Con-way’s customer-relationship intangible asset relates to the Con-way Truckload business unit. Estimated future amortization expense is presented for the years ended December 31, in the following table:

(Dollars in thousands)
2015	$2,356
2016	2,356
2017	1,572

3. Fair-Value Measurements

Assets and liabilities reported at fair value are classified in one of the following three levels within the fair-value hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

Financial Assets Measured at Fair Value on a Recurring Basis

The following table summarizes the valuation of financial instruments within the fair-value hierarchy:

	December 31, 2014
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Cash equivalents	$385,548	$63,092	$322,456	$—
Marketable securities	$8,285	$—	$8,285	$—

	December 31, 2013
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Cash equivalents	$441,199	$99,092	$342,107	$—

Cash equivalents consist of short-term interest-bearing instruments (primarily commercial paper, certificates of deposit and money market funds) with maturities of three months or less at the date of purchase. At December 31, 2014, current marketable securities consisted of variable-rate demand notes.

Money-market funds reflect their published net asset value and are classified as Level 1 instruments. Commercial paper, certificates of deposit and variable-rate demand notes are generally valued using published interest rates for instruments with similar terms and maturities, and accordingly, are classified as Level 2 instruments. At December 31, 2014, the weighted-average remaining maturity of the cash equivalents was less than one month. Based on their short maturities, the carrying amount of the cash equivalents approximates their fair value.

4. Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,
(Dollars in thousands)	2014	2013
Variable compensation	$56,698	$33,573
Compensated absences	50,325	46,421
Wages and salaries	43,920	35,826
Employee benefits	37,702	40,203
Taxes other than income taxes	27,861	26,704
Interest	17,555	17,579
Other	23,882	28,772

Total accrued liabilities	$257,943	$229,078

5. Debt and Other Financing Arrangements

Long-term debt consisted of the following:

	December 31,
(Dollars in thousands)	2014	2013
Promissory note, 2.63%, due 2016 (interest paid quarterly)	$550	$550
7.25% Senior Notes due 2018 (interest payable semi-annually)	425,000	425,000
6.70% Senior Debentures due 2034 (interest payable semi-annually)	300,000	300,000
Discount	(6,247)	(6,395)

	293,753	293,605

Long-term debt	$719,303	$719,155

Revolving Credit Facility

Con-way has a $325 million revolving credit facility that matures on June 28, 2018. At December 31, 2014, no cash borrowings were outstanding under the credit facility; however, $106.9 million of letters of credit were outstanding, leaving $218.1 million of available capacity for additional letters of credit or cash borrowings, subject to compliance with financial covenants and other customary conditions to borrowing. The letters of credit outstanding at December 31, 2014 provided collateral for Con-way’s self-insurance programs.

Under the agreement, standby letter of credit fees are equal to a margin that is dependent upon Con-way’s leverage ratio, and cash borrowings bear interest at a rate based upon LIBOR or the lead bank’s base rate, in each case plus a margin dependent on Con-way’s leverage ratio. The credit facility fee ranges from 0.18% to 0.35% applied to the total facility of $325 million based on Con-way’s leverage ratio. The revolving facility is guaranteed by certain of Con-way’s material domestic subsidiaries and contains two financial covenants: (i) a leverage ratio and (ii) a fixed-charge coverage ratio. There are also various restrictive covenants, including limitations on (i) the incurrence of liens, (ii) consolidations, mergers and asset sales, and (iii) the incurrence of additional subsidiary indebtedness.

Other Credit Facilities and Short-term Borrowings

At December 31, 2014, Con-way had $21.0 million of bank guarantees, letters of credit and overdraft facilities outstanding under other credit facilities.

Con-way had short-term borrowings of $1.7 million and $1.6 million at December 31, 2014 and 2013, respectively. Excluding the non-interest bearing borrowings described below, the weighted-average interest rate on the short-term borrowings was 4.82% at December 31, 2014.

Of the short-term borrowings outstanding at December 31, 2014 and 2013, non-interest bearing borrowings of $1.3 million and $1.6 million, respectively, related to a credit facility that Menlo utilizes for one of its logistics contracts. Borrowings under the facility related to amounts the financial institution paid to vendors on behalf of Menlo.

7.25% Senior Notes due 2018

The 7.25% Senior Notes bear interest at a rate of 7.25% per year, payable semi-annually on January 15 and July 15 of each year. Con-way may redeem the 7.25% Senior Notes, in whole or in part, on not less than 30 nor more than 60-days notice, at a redemption price equal to the greater of (i) the principal amount being redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted at the redemption date on a semi-annual basis at the rate payable on a Treasury note having a comparable maturity plus 50 basis points. There are also various restrictive covenants, including limitations on (i) the incurrence of liens, and (ii) consolidations, mergers and asset sales. Including amortization of underwriting fees and related debt costs, interest expense on the 7.25% Senior Notes due 2018 is recognized at an annual effective interest rate of 7.37%.

Holders of the 7.25% Senior Notes have the right to require Con-way to repurchase the notes if, upon the occurrence of both (i) a change in control, and (ii) a below investment-grade rating by any two of Moody’s, Standard and Poor’s or Fitch Ratings. The repurchase price would be equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest.

6.70% Senior Debentures due 2034

The $300 million aggregate principal amount of Senior Debentures bear interest at the rate of 6.70% per year, payable semi-annually on May 1 and November 1 of each year. Con-way may redeem the Senior Debentures, in whole or in part, on not less than 30 nor more than 60-days notice, at a redemption price equal to the greater of (i) the principal amount being redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Debentures being redeemed, discounted at the redemption date on a semi-annual basis at the rate payable on a Treasury note having a comparable maturity plus 35 basis points. The Senior Debentures were issued under an indenture that restricts Con-way’s ability, with certain exceptions, to incur debt secured by liens. Including amortization of a discount, interest expense on the 6.70% Senior Debentures due 2034 is recognized at an annual effective interest rate of 6.90%.

Other

The aggregate annual maturities of long-term debt for the next five years ending December 31, are $0.6 million in 2016 and $425.0 million in 2018. Following 2018, Con-way does not have any principal payments due until 2034.

As of December 31, 2014 and 2013, the estimated fair value of long-term debt was $832 million and $806 million, respectively. For the periods presented, long-term debt is classified as a Level 2 instrument with fair values estimated using an average of prices provided by multiple brokers.

6. Leases

Con-way and its subsidiaries are obligated under non-cancelable leases for certain facilities, equipment and vehicles. Certain leases also contain provisions that allow Con-way to extend the leases for various renewal periods.

Under certain capital-lease agreements, Con-way guarantees the residual value of tractors at the end of the lease term. The stated amounts of the residual-value guarantees have been included in the minimum lease payments below.

In connection with its capital leases, Con-way reported $73.3 million and $68.9 million of revenue equipment and $50.1 million and $39.0 million of accumulated depreciation in the consolidated balance sheets at December 31, 2014 and 2013, respectively. Additionally, Con-way reported $10.0 million of other equipment and $1.5 million of accumulated depreciation in the consolidated balance sheets at December 31, 2014.

Future minimum lease payments with initial or remaining non-cancelable lease terms in excess of one year, at December 31, 2014, were as follows:

(Dollars in thousands)	Capital Leases	Operating Leases
Year ending December 31:
2015	$15,223	$93,412
2016	3,597	70,491
2017	3,597	49,112
2018	3,597	34,148
2019	312	24,518
Thereafter (through 2026)	—	64,743

Total minimum lease payments	$26,326	$336,424

Amount representing interest	(1,076)

Present value of minimum lease payments	25,250
Current maturities of obligations under capital leases	14,663

Long-term obligations under capital leases	$10,587

The remaining unamortized gain resulting from past sale-leaseback transactions, $7.7 million at December 31, 2014, is reported in other liabilities and deferred credits in the consolidated balance sheets and will be amortized as a reduction to lease expense through 2024 when the corresponding lease terms expire.

Rental expense for operating leases comprised the following:

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
Minimum rentals	$139,491	$129,902	$118,797
Sublease rentals	(63)	(577)	(2,843)

Rental expense	$139,428	$129,325	$115,954

7. Income Taxes

Income Tax Provision

The components of the provision for income taxes were as follows:

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
Current provision (benefit)
Federal	$15,277	$(6,137)	$3,872
State and local	502	2,145	34
Foreign	3,438	873	2,566

Total current provision (benefit)	19,217	(3,119)	6,472

Deferred provision (benefit)
Federal	41,087	41,832	45,920
Federal net operating loss	14,522	14,369	11,166
State and local	4,207	5,608	5,270
State tax rate change	(5,374)	—	—
Foreign	(1)	(3,478)	(2,420)

Total deferred provision	54,441	58,331	59,936

Income tax provision	$73,658	$55,212	$66,408

Income taxes have been provided for foreign operations based upon the various tax laws and rates of the countries in which operations are conducted. The components of income before income taxes were as follows:

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
U.S. sources	$211,045	$157,074	$164,619
Non-U.S. sources	(348)	(2,709)	6,335

Income before income tax provision	$210,697	$154,365	$170,954

Con-way’s income tax provision varied from the amounts calculated by applying the U.S. statutory income tax rate to the pretax income as shown in the following reconciliation:

	Years ended December 31,
	2014	2013	2012
Federal statutory tax rate of 35%	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	1.8	4.7	3.1
State tax rate change, net of federal income tax benefit	(2.6)	—	—
Foreign taxes greater (less) than U.S. statutory rate	1.1	(1.1)	(1.2)
Non-deductible operating expenses and tax-exempt income	0.6	0.7	—
Foreign taxes eligible for US foreign tax credit	0.6	0.5	0.5
Fuel tax credit	(1.8)	(4.5)	(0.1)
IRS audit	—	(0.4)	1.5
Other, net	0.3	0.9	—

Effective income tax rate	35.0%	35.8%	38.8%

During the fourth quarter of 2014, Con-way changed the rate it uses to value its deferred tax assets and liabilities. The change in rate, the effect of which is shown above, was exclusively related to a change in the forward-looking estimate of the average state income tax rate. There are many factors that went into evaluating the estimate of this rate including changes in individual state income tax rates, changes in the geographic distribution of Con-way’s business operations in the U.S. and the different nature of its operations in certain jurisdictions.

Current and Deferred Income Tax Balances

The components of deferred tax assets and liabilities related to the following:

(Dollars in thousands)	December 31,
	2014	2013
Deferred tax assets
Employee benefits	$96,420	$91,474
Self-insurance accruals	26,296	23,042
Domestic operating-loss carryforwards	6,156	22,461
Foreign operating-loss carryforwards	16,723	16,832
Tax-credit carryforwards	10,785	10,019
Share-based compensation	15,171	16,551
Other	11,204	11,471
Valuation allowance	(26,019)	(25,358)

Total deferred tax assets	156,736	166,492

Deferred tax liabilities
Property, plant and equipment	351,684	348,728
Prepaid expenses	21,789	24,401
Revenue	6,624	9,013
Other	5,471	6,967

Total deferred tax liabilities	385,568	389,109

Net deferred tax liability	$(228,832)	$(222,617)

Deferred tax assets and liabilities in the consolidated balance sheets are classified as current or non-current based on the related asset or liability creating the deferred tax. Deferred taxes not related to a specific asset or liability are classified based on the estimated period of reversal.

At December 31, 2014, Con-way had no federal tax loss carryforward. Other carryforwards, including state tax credits, foreign taxes creditable against federal tax, and state and foreign tax losses, may create future benefits. The resulting potential benefit of the future use of all tax losses, including domestic and foreign, is $22.9 million while tax credit carryforwards provide a potential benefit of $10.8 million. Because Con-way does not anticipate that certain future state and foreign taxable income will allow realization of the full benefits, management concluded that these assets fail to meet the more-likely-than-not threshold for realization. In light of this, these combined future tax benefits of $33.7 million have been offset by a valuation allowance of $26.0 million.

For all other deferred tax assets, management believes it is more likely than not that the results of future operations will generate taxable income of a sufficient amount and type to realize these deferred tax assets.

Certain capital expenditures made between September 9, 2010 and December 31, 2014 were eligible for bonus depreciation, and in accordance with this provision of U.S. tax law, Con-way deducted a substantial portion of its capital expenditures made during the 2010 through 2014 tax years. Additionally, the alternative-fuel credit was extended to 2014 by the Tax Increase Prevention Act of 2014. Also, in January 2013, the American Taxpayer Relief Act of 2012 extended the alternative-fuel credit to the 2012 and 2013 tax years. Con-way recorded a discrete benefit of $3.3 million in the first quarter of 2013 to recognize the effect of the credit associated with the 2012 tax year. The alternative-fuel credit for the 2013 tax year was recognized over the course of 2013.

No deferred taxes have been provided for the cumulative undistributed earnings of Con-way’s foreign subsidiaries ($32.4 million at December 31, 2014), which if remitted, are subject to withholding and U.S. taxes. Such amounts have been indefinitely reinvested in the respective foreign subsidiaries’ operations until it becomes advantageous for tax or foreign exchange reasons to remit these earnings. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable.

Uncertain Tax Positions

Con-way recognizes tax positions in the financial statements only when it is more likely than not that the position will be sustained upon examination by a taxing authority. If the position meets the more-likely-than-not criteria, it is measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold are derecognized in the first subsequent financial reporting period in which the threshold is no longer met.

During 2014 and 2013, the estimate for uncertain tax positions decreased to $8.1 million and $11.9 million, respectively (including $3.1 million and $3.5 million of accrued interest and penalties), primarily due to the lapse of statute of limitations and settlements with various taxing authorities, more fully discussed below.

At December 31, 2014 and 2013, Con-way estimated that $3.7 million and $6.5 million, respectively, of the unrecognized tax benefits, if recognized, would change the effective tax rate. In 2014, a $0.4 million reversal of interest and penalties was included in income tax expense compared to $1.8 million in 2013.

The following summarizes the changes in the unrecognized tax benefits during the year, excluding interest and penalties:

(Dollars in thousands)
Balance at December 31, 2012	$9,728
Gross increases — prior-period tax positions	14
Gross increases — current-period tax positions	1,376
Gross decreases — prior-period tax positions	(602)
Lapse of statute of limitations	(2,128)

Balance at December 31, 2013	8,388
Gross increases — current-period tax positions	853
Gross decreases — prior-period tax positions	(900)
Gross decreases — settlements	(1,744)
Lapse of statute of limitations	(1,661)

Balance at December 31, 2014	$4,936

In the normal course of business, Con-way is subject to examination by taxing authorities throughout the world. As a result of these examinations, Con-way maintains ongoing discussions and negotiations relating to tax matters with the taxing authorities in these various jurisdictions.

Con-way is subject to examination for federal income taxes for tax years 2008 forward. In 2013, Con-way entered the Compliance Assurance Program (“CAP”). CAP is designed to make audits more effective, efficient and current such that when the federal tax return is filed for the current year it has been approved by the Internal Revenue Service (“IRS”).

In 2012, the IRS finished its field audit of the 2008 through 2010 tax years and an issue emerged that resulted in an increase to the estimate for uncertain tax positions in 2012. Con-way settled this issue in 2013 and paid the related liability in 2014.

Con-way is also subject to examination by state, local, and foreign jurisdictions for 2004 to 2013. Con-way is currently under audit in several state and foreign tax jurisdictions, and management expects that there will be no material change to the unrecognized tax benefits due to expected increases being substantially offset by lapses of applicable statutes of limitations.

8. Shareholders’ Equity

Accumulated Other Comprehensive Loss

All changes in equity, except those resulting from investments by owners and distributions to owners, are reported in the statements of consolidated comprehensive income (loss). The following is a summary of the components of accumulated other comprehensive loss:

(Dollars in thousands)	Foreign Currency Translation Adjustment	Unrealized (Gain) Loss on Available-for- Sale Security	Employee Benefit Plans	Total
Balances at December 31, 2011	$(1,776)	$(226)	$(436,434)	$(438,436)
Other comprehensive income (loss) before reclassifications	481	226	(30,470)	(29,763)
Amounts reclassified from accumulated other comprehensive loss	—	—	11,738	11,738

Balances at December 31, 2012	(1,295)	—	(455,166)	(456,461)
Other comprehensive income before reclassifications	871	—	173,369	174,240
Amounts reclassified from accumulated other comprehensive loss	—	—	12,690	12,690

Balances at December 31, 2013	(424)	—	(269,107)	(269,531)
Other comprehensive loss before reclassifications	(2,731)	—	(96,329)	(99,060)
Amounts reclassified from accumulated other comprehensive loss	—	—	14,182	14,182

Balances at December 31, 2014	$(3,155)	$—	$(351,254)	$(354,409)

See Note 9, “Employee Benefit Plans” for additional information concerning Con-way’s employee benefit plans, including amounts reported for net periodic benefit expense (income).

Common Stock Repurchase Program and Cash Dividend

In June 2014, Con-way’s Board of Directors authorized the repurchase of up to $150 million of Con-way’s common stock in open market purchases or privately negotiated transactions from time to time in such amounts as management determines. As of December 31, 2014, Con-way repurchased a total of 355,000 shares at a cost of $16.8 million. Of the shares repurchased during 2014, $1.0 million settled in the first quarter of 2015.

On July 29, 2014, Con-way’s Board of Directors increased the quarterly dividend to be paid to shareholders from 10 cents per common share to 15 cents per common share. Each quarterly dividend payment is subject to review and approval by Con-way’s Board of Directors.

9. Employee Benefit Plans

In the periods presented, certain employees of Con-way and its subsidiaries in the U.S. were covered under several retirement benefit plans, including defined benefit pension plans, defined contribution retirement plans and a postretirement medical plan.

Defined Benefit Pension Plans

Con-way’s defined benefit pension plans include qualified plans that are eligible for certain beneficial treatment under the Internal Revenue Code (“IRC”), as well as non-qualified plans that do not meet IRC criteria. Con-way’s qualified defined benefit pension plans (collectively, the “Qualified Pension Plans”) consist mostly of a primary qualified defined benefit pension plan (the “Primary DB Plan”). Con-way’s other qualified defined benefit pension plans (collectively, the “Legacy DB Plans”) relate to former businesses. In the fourth quarter of 2014, Con-way settled the obligation for one of these Legacy DB Plans with the combination of a single-premium non-participating annuity and lump-sum payments. Accordingly, Con-way recognized a $36.2 million reduction in the plan obligation and related assets, and a $16.0 million settlement loss.

Con-way’s non-qualified defined benefit pension plans (collectively, the “Non-Qualified Pension Plans”) consist mostly of a primary non-qualified supplemental defined benefit pension plan (the “Supplemental DB Plan”). The Supplemental DB Plan provides additional benefits for certain employees who are affected by IRC limitations on compensation eligible for benefits available under the qualified Primary DB Plan.

Some of Con-way’s foreign subsidiaries sponsor defined benefit pension plans. These international defined benefit pension plans are excluded from the disclosures below due to their immateriality.

Benefits

As a result of plan amendments in previous years, no additional benefits accrue under these plans and already-accrued benefits will not be adjusted for future increases in compensation.

Funded Status of Defined Benefit Pension Plans

The following table reports the changes in the projected benefit obligation, the fair value of plan assets and the determination of the amounts recognized in the consolidated balance sheets for Con-way’s defined benefit pension plans at December 31:

	Qualified Pension Plans		Non-Qualified Pension Plans
(Dollars in thousands)	2014	2013	2014	2013
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$1,523,531	$1,680,603	$70,814	$78,218
Interest cost on projected benefit obligation	75,030	70,022	3,451	3,213
Plan settlement	(36,237)	—	—	—
Actuarial loss (gain)	254,379	(177,347)	9,182	(5,508)
Benefits paid	(54,536)	(49,747)	(5,101)	(5,109)

Projected and accumulated benefit obligation at end of year	$1,762,167	$1,523,531	$78,346	$70,814

Change in plan assets:
Fair value of plan assets at beginning of year	$1,438,865	$1,281,261	$—	$—
Actual return on plan assets	211,322	152,014	—	—
Con-way contributions	142,280	55,337	5,101	5,109
Plan settlement	(36,237)	—	—	—
Benefits paid	(54,536)	(49,747)	(5,101)	(5,109)

Fair value of plan assets at end of year	$1,701,694	$1,438,865	$—	$—

Funded status of the plans	$(60,473)	$(84,666)	$(78,346)	$(70,814)

Amounts recognized in the balance sheet consist of:
Long-term assets	$18,110	$15,018	$—	$—
Current liabilities	—	—	(5,148)	(5,145)
Long-term liabilities	(78,583)	(99,684)	(73,198)	(65,669)

Net amount recognized	$(60,473)	$(84,666)	$(78,346)	$(70,814)

Plans with a projected and accumulated benefit obligation in excess of plan assets:
Projected and accumulated benefit obligation	$1,740,798	$1,502,541	$78,346	$70,814
Fair value of plan assets	1,622,215	1,402,857	—	—
Weighted-average assumptions as of December 31:
Discount rate	4.20%	5.05%	4.20%	5.05%

The actuarial loss in 2014 was primarily due to the decrease in discount rate and also included the impact of updated mortality assumptions used to estimate life expectancies of plan participants.

The amounts included in accumulated other comprehensive loss that have not yet been recognized in net periodic benefit expense, consist of the following:

	Qualified Pension Plans		Non-Qualified Pension Plans
(Dollars in thousands)	2014	2013	2014	2013
Actuarial loss	$(524,414)	$(413,879)	$(35,673)	$(27,367)
Prior-service cost	(40,809)	(42,428)	(99)	(104)

	$(565,223)	$(456,307)	$(35,772)	$(27,471)

The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost in 2015 are as follows:

(Dollars in thousands)	Qualified Pension Plans	Non-Qualified Pension Plans
Reclassification of actuarial loss to net periodic benefit expense (income)	$12,494	$1,184
Reclassification of prior-service cost to net periodic benefit expense (income)	$1,619	$5

Net Periodic Benefit Expense (Income) for Defined Benefit Pension Plans

Net periodic benefit expense (income) and amounts recognized in other comprehensive income or loss for the years ended December 31 includes the following:

	Qualified Pension Plans			Non-Qualified Pension Plans
(Dollars in thousands)	2014	2013	2012	2014	2013	2012
Net periodic benefit expense (income):
Interest cost on benefit obligation	$75,030	$70,022	$70,168	$3,451	$3,213	$3,438
Expected return on plan assets	(93,085)	(91,324)	(84,411)	—	—	—
Amortization of actuarial loss	9,642	18,272	19,432	876	1,118	958
Amortization of prior-service cost	1,619	1,670	14	5	5	—
Curtailment loss	—	1,197	—	—	—	44
Settlement loss	15,965	—	—	—	—	—

Net periodic benefit expense (income)	$9,171	$(163)	$5,203	$4,332	$4,336	$4,440

Amounts recognized in other comprehensive income or loss:
Actuarial loss (gain)	$136,142	$(238,037)	$(720)	$9,182	$(5,508)	$3,574
Prior-service cost	—	—	44,961	—	—	109
Reclassification of actuarial loss to net periodic benefit expense (income)	(25,607)	(18,272)	(19,432)	(876)	(1,118)	(1,002)
Reclassification of prior-service cost to net periodic benefit expense (income)	(1,619)	(2,867)	(14)	(5)	(5)	—

Loss (gain) recognized in other comprehensive income or loss	$108,916	$(259,176)	$24,795	$8,301	$(6,631)	$2,681

Weighted-average assumptions used to calculate net cost:
Discount rate	5.05%	4.25%	4.65%	5.05%	4.25%	4.65%
Expected long-term rate of return on plan assets	6.53%	7.10%	7.65%	—%	—%	—%

Expected benefit payments for the defined benefit pension plans are summarized below. These estimates are based on assumptions about future events. Actual benefit payments may vary from these estimates.

(Dollars in thousands)	Qualified Pension Plans	Non-Qualified Pension Plans
Year ending December 31:
2015	$61,381	$5,148
2016	65,705	5,191
2017	70,081	5,257
2018	74,579	5,240
2019	79,480	5,234
2020-2024	465,421	25,705

Plan Assets

Investment Policies and Strategies

Assets of the Qualified Pension Plans are managed pursuant to a long-term allocation strategy that seeks to mitigate the Plans’ funded status volatility by increasing the Plans’ exposure to fixed income investments over time. This strategy was developed by analyzing a variety of diversified asset-class combinations in conjunction with the projected liabilities of the Qualified Pension Plans. In 2014, the Plans lowered their percentage of investments in equity securities and increased their percentage of investments in fixed-income securities.

The Plans’ current investment strategy is to achieve a mix of approximately 76% in fixed-income securities and 24% of investments in equity securities. The target allocations for fixed-income securities includes 7% in global opportunistic fixed-income. The target allocations for equity securities include 12% in U.S. large companies, 2% in U.S. small companies, and 10% in international companies. Investments in equity securities are allocated between growth- and value-style investment strategies and are diversified across industries and investment managers. Investments in fixed-income securities consist primarily of high-quality U.S. and global corporate or government debt instruments in a variety of industries. The Plans’ investments in equity and fixed-income securities consist of individual securities held in managed separate accounts as well as commingled investment funds.

The Plans’ investment strategy does not include a meaningful long-term investment allocation to cash and cash equivalents; however, the Plan’s cash allocation may rise periodically in response to timing considerations regarding contributions, investments, and the payment of benefits and eligible plan expenses. Additionally, the level of cash and cash equivalents may reflect the un-invested balance of each manager’s allocated portfolio balance. This “un-invested cash” is typically held in a short-term fund that invests in money-market instruments, including commercial paper and other liquid short-term interest-bearing instruments.

The Plans’ investment policy does not allow investment managers to use market-timing strategies or financial derivative instruments for speculative purposes. However, financial derivative instruments are used to manage risk and achieve stated investment objectives regarding duration, yield curve, credit and equity exposures. Generally, the investment managers are prohibited from short selling, trading on margin, and trading commodities, warrants or other options, except when acquired as a result of the purchase of another security, or in the case of options, when sold as part of a covered position. Con-way’s investment policies also restrict the investment managers from accumulating concentrations by issuer, country or industry segment.

The assumption of 5.15% for the overall expected long-term rate of return in 2015 was developed using asset allocation, return, risk (defined as standard deviation), and correlation expectations. The return expectations are created using long-term historical returns and current market expectations for inflation, interest rates and economic growth.

Categories and Fair-Value Measurements of Plan Assets

The following table summarizes the fair value of Con-way’s pension plan assets within the fair-value hierarchy:

	December 31, 2014
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents
Short-term investment fund [a]	$48,296	$—	$48,296	$—
Equity
U.S. large companies
S&P 500 futures [b]	2,309	2,309	—	—
Growth [c]	102,653	102,653	—	—
Value [c]	99,466	99,466	—	—
U.S. small companies
Value [c]	32,298	32,298	—	—
International
Growth [c]	92,259	92,259	—	—
Value fund [a]	72,336	—	72,336	—
Fixed-income securities
Global long-term debt instruments [d]	1,252,077	131,997	1,120,080	—

Total	$1,701,694	$460,982	$1,240,712	$—

	December 31, 2013
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents
Short-term investment fund [a]	$65,100	$—	$65,100	$—
Equity
U.S. large companies
S&P 500 futures [b]	3,482	3,482	—	—
Growth [c]	99,050	99,050	—	—
Value [c]	101,154	101,154	—	—
U.S. small companies
Value [c]	57,403	57,403	—	—
International
Growth [c]	91,058	91,058	—	—
Value fund [a]	94,927	—	94,927	—
Fixed-income securities
U.S. long-term debt instruments [d]	832,915	91,824	741,091	—
Real estate
Private fund [e]	40,412	—	—	40,412
Hedge fund
Multi-Strategy [f]	53,364	—	—	53,364

Total	$1,438,865	$443,971	$901,118	$93,776

[a]	These funds are not publicly traded and do not have readily determinable fair values. Accordingly, they are valued at their net asset value per share. The underlying investments in the funds consist primarily of publicly traded securities with quoted market prices.
[b]	Gains from S&P 500 futures held in a separately managed account.
[c]	Publicly traded equity securities are valued at their closing market prices.
[d]	Global and U.S. debt securities are valued at their quoted market price, while corporate-debt instruments are generally valued using observable bid-ask spreads or broker-provided pricing.

[e]	The fair value of the private real estate fund is based on the fair values of the underlying assets, which consist of commercial and residential properties valued using periodic appraisals. The fund maintains a redemption plan whereby redemption requests must be received in writing 45 days prior to the end of the quarter. If the fund is unable to satisfy all redemption requests, partial redemptions may be made on a prorated basis.
[f]	The fair value of the hedge fund is based on the fair value of the underlying assets, which consists of individual equities, convertible securities, futures, forward contracts, currency forwards, swaps, high-yield debt portfolios, options, other derivative instruments, and cash which are all valued monthly by an administrator engaged by the fund.

The following table summarizes the change in fair value for pension assets valued using Level 3 inputs:

(Dollars in thousands)	Private real estate fund	Hedge fund	Total
Balance at December 31, 2012	$36,911	$50,149	$87,060
Actual return on plan assets relating to assets still held at the reporting date	3,501	3,215	6,716

Balance at December 31, 2013	40,412	53,364	93,776
Actual return on plan assets relating to assets sold during the period	1,588	1,169	2,757
Redemption	(42,000)	(51,882)	(93,882)
Asset reclassification [a]	—	(2,651)	(2,651)

Balance at December 31, 2014	$—	$—	$—

[a]	A full redemption for the assets invested in the hedge fund was made in 2014; however, a hold requirement requires that a portion of the assets be withheld until final completion of the fund’s audit. The remaining assets of $2.7 million are invested by the hedge fund in cash and cash equivalents.

Funding

Con-way’s funding practice is to evaluate its tax and cash position, as well as the Qualified Pension Plans’ funded status, in determining its planned contributions. Con-way estimates that it will contribute about $30 million to its Qualified Pension Plans in 2015; however, this could change based on variations in interest rates, asset returns, Pension Protection Act requirements and other factors.

Defined Contribution Retirement Plans

Con-way’s cost for defined contribution retirement plans was $56.3 million in 2014, $55.3 million in 2013, and $50.8 million in 2012.

Postretirement Medical Plan

Con-way sponsors a postretirement medical plan that provides health benefits to certain non-contractual employees at least 55 years of age with at least 10 years of service (the “Postretirement Plan”). The Postretirement Plan does not provide employer-subsidized retiree medical benefits for employees hired on or after January 1, 1993.

On October 31, 2013, Con-way amended the Postretirement Plan to provide a set benefit to certain retirees, at least 65 years of age, effective in 2014. Accordingly, a remeasurement was performed, reducing the projected benefit obligation by $28.3 million with an offsetting prior-service credit of $19.2 million and an actuarial gain of $9.1 million recognized in other comprehensive income (loss).

Funded Status of Postretirement Medical Plan

The following sets forth the changes in the benefit obligation and the determination of the amounts recognized in the consolidated balance sheets for the Postretirement Plan at December 31:

(Dollars in thousands)	2014	2013
Change in benefit obligation:
Projected benefit obligation at beginning of year	$61,917	$102,291
Service cost – benefits earned during the year	950	1,459
Interest cost on projected benefit obligation	2,734	3,434
Plan amendments	—	(19,243)
Actuarial loss (gain)	8,918	(21,143)
Participant contributions	2,191	2,009
Benefits paid	(5,677)	(6,890)

Projected and accumulated benefit obligation at end of year	$71,033	$61,917

Funded status of the plan	$(71,033)	$(61,917)

Amounts recognized in the balance sheet consist of :
Current liabilities	$(4,389)	$(4,462)
Long-term liabilities	(66,644)	(57,455)

Net amount recognized	$(71,033)	$(61,917)

Discount rate assumption as of December 31	3.75%	4.50%

The amounts included in accumulated other comprehensive loss that have not yet been recognized in net periodic benefit expense consist of the following:

(Dollars in thousands)	2014	2013
Actuarial gain	$8,508	$19,537
Prior-service credit	16,503	19,366

	$25,011	$38,903

The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost are as follows:

(Dollars in thousands)	2015
Reclassification of prior-service credits to net periodic benefit expense	$2,455
Reclassification of actuarial gain to net periodic benefit expense	$265

Net Periodic Benefit Expense for Postretirement Medical Plan

Net periodic benefit expense and amounts recognized in other comprehensive income or loss for the years ended December 31 includes the following:

(Dollars in thousands)	2014	2013	2012
Net periodic benefit expense (income):
Service cost—benefits earned during the year	$950	$1,459	$1,679
Interest cost on benefit obligation	2,734	3,434	4,318
Amortization of actuarial gain	(2,111)	(1)	—
Amortization of prior-service credit	(2,863)	(1,457)	(1,206)

Net periodic benefit expense (income)	$(1,290)	$3,435	$4,791

Amounts recognized in other comprehensive income or loss:
Actuarial loss (gain)	$8,918	$(21,143)	$1,979
Prior-service cost	—	(19,243)	—
Reclassification of actuarial gain to net periodic benefit expense	2,111	1	—
Reclassification of prior-service credit to net periodic benefit expense	2,863	1,457	1,206

Loss (gain) recognized in other comprehensive income or loss	$13,892	$(38,928)	$3,185

Discount rate assumption used to calculate interest cost through October 31	4.50%	3.60%	4.30%
Discount rate assumption used to calculate interest cost from November 1 through December 31	4.50%	4.25%	4.30%

Expected benefit payments, which reflect expected future service, as appropriate, are summarized below. These estimates are based on assumptions about future events. Actual benefit payments may vary from these estimates.

(Dollars in thousands)	Benefit Payments
Year ending December 31:
2015	$4,389
2016	4,582
2017	4,980
2018	5,373
2019	5,626
2020-2024	27,946

The assumed health-care cost trend rates used to determine the benefit obligation are as follows:

2014
Health-care cost trend rate assumed for next year	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%
Year that the rate reaches the ultimate trend rate	2027

Assumed health-care cost trends affect the amounts recognized for Con-way’s postretirement benefits. A one-percentage-point change in the assumed health-care cost trend rate would not have a material effect on the service and interest cost components of net periodic benefit costs or on the accumulated postretirement benefit obligation.

10. Share-Based Compensation

Under terms of its share-based compensation plans, Con-way grants various types of share-based compensation awards to employees and directors. The plans provide for awards in the form of nonvested stock (also known as restricted stock), performance-share plan units (“PSPUs”), stock options and stock appreciation rights (“SARs”).

Con-way recognizes expense on a straight-line basis over the shorter of (1) the requisite service period stated in the award or (2) the period from the grant date of the award up to the employee’s retirement-eligibility date if the award contains an accelerated-vesting provision. Awards with graded-vesting terms recognize expense on a straight-line basis over the requisite service period for the entire award. The following expense was recognized for share-based compensation:

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
Salaries, wages and employee benefits	$20,035	$20,783	$14,464
Deferred income tax benefit	(7,673)	(8,090)	(5,616)

Net share-based compensation expense	$12,362	$12,693	$8,848

The fair value of each stock option and SAR grant is estimated using the Black-Scholes option-pricing model, which considers the risk-free interest rate, and the expected award term, volatility and dividend yield. The risk-free interest rate is determined using the U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the award. The expected term of the award is derived from a binomial lattice model, and is based on the historical rate of voluntary exercises, post-vesting terminations and volatility. Expected volatility is based on the historical volatility of Con-way’s common stock over the most recent period equal to the expected term of the award.

The Board of Directors authorized the issuance of 7,637,432 shares of common stock for the grant of stock options, nonvested stock or other share-based compensation under its equity plans, of which 2,687,677 were available at December 31, 2014. New shares are issued from Con-way’s balance of authorized common stock to satisfy stock option exercises and vesting of awards.

Nonvested Stock

Awards granted to directors prior to 2012 generally have three-year graded-vesting terms, while those granted in 2012 and after generally vest one year from the award date. Awards granted to employees generally vest three years from the award date. Nonvested stock awards provide for accelerated vesting as a result of a change in control, death or disability (as defined in the award agreement). The awards allow for pro-rata vesting if the award recipient leaves Con-way due to a qualifying retirement during the vesting period. Shares of nonvested stock that are eligible for dividends are valued at the market price of Con-way’s common stock at the date of the award. Those awards that are not eligible for dividends are valued at the market price of Con-way’s common stock at the date of award, reduced by the present value of the dividends not received during the vesting period.

The following table summarizes nonvested stock activity for 2014:

	Number of Awards	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2013	823,070	$32.15
Awarded – Employees	222,253	36.94
Awarded – Directors	22,480	44.47
Vested	(277,451)	32.85
Forfeited	(19,274)	33.75

Outstanding at December 31, 2014	771,078	$33.60

The weighted-average grant-date fair value per share for nonvested stock awards granted to employees in 2013 and 2012 was $33.19 and $30.37, respectively. The weighted-average grant-date fair value per share for nonvested stock awards granted to directors in 2013 and 2012 was $34.60 and $33.75, respectively.

The total fair value of nonvested stock that vested in 2014, 2013 and 2012 was $11.4 million, $9.4 million and $11.0 million, respectively, based on Con-way’s closing common stock price on the vesting date. At December 31, 2014, the total unrecorded deferred compensation cost of shares of nonvested stock, net of forfeitures, was $9.8 million, which is expected to be recognized over a weighted-average period of 1.65 years.

Performance-share Plan Units

The PSPUs vest three years from the grant date if certain performance criteria are achieved. The number of shares the award recipients ultimately receive can range from 0% to 200% of the grant target depending on achievement relative to the performance criteria. PSPUs are subject to forfeiture if any award recipient ceases to be an active full-time employee prior to the end of the three-year period, subject in some cases to early vesting upon specified events, including death or disability of the award recipient, or termination of employment following a change in control of Con-way. The awards allow for pro-rata vesting if the award recipient leaves Con-way due to a qualifying retirement during the vesting period. The PSPUs are valued at the market price of Con-way’s common stock at the date of the award, reduced by the present value of the dividends not received during the three-year vesting period. The amount of expense recorded each period is based on Con-way’s current estimate of the number of shares that will ultimately vest.

The following table summarizes PSPU activity for 2014:

	Number of Awards	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2013	437,015	$31.02
Awarded	205,667	36.47
Forfeited	(13,117)	33.22

Outstanding at December 31, 2014	629,565	$32.75

The weighted-average grant-date fair value per share for PSPUs granted in 2013 and 2012 was $32.41 and $29.67, respectively.

At December 31, 2014, the total unrecorded deferred compensation cost of shares of PSPUs, net of forfeitures, was $10.4 million, which is expected to be recognized over a weighted-average period of 1.77 years.

Stock Options

Stock options are granted at prices equal to the market value of the common stock on the date of grant and expire 10 years from the date of grant. Stock options are granted with three-year graded-vesting terms, under which one-third of the award vests each year. Certain option awards provide for accelerated vesting as a result of a change in control, qualifying retirement, death or disability (as defined in the stock option plans).

The following table summarizes stock option activity for 2014:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2013	1,488,741	$39.59
Exercised	(926,454)	36.59
Expired or cancelled	(15,100)	50.28

Outstanding at December 31, 2014	547,187	$44.36	2.88	$3,461

Exercisable at December 31, 2014	544,184	$44.44	2.86	$3,403

The aggregate intrinsic value reported in the table above represents the total pretax value that would have been received by employees and directors had all of the holders exercised their in-the-money stock options on December 31, 2014.

The following table summarizes stock option exercise activity as of December 31:

(Dollars in thousands)	2014	2013	2012
Aggregate intrinsic value of exercised options	$12,177	$9,868	$1,614
Cash received from exercise of options	33,902	20,777	3,560
Tax benefit realized from exercise of options	4,664	3,848	629

The following is a summary of the weighted-average assumptions used in the Black-Scholes option-pricing model and the calculated weighted-average grant-date fair value as of December 31:

2012
Estimated fair value	$11.79
Risk-free interest rate	0.7%
Expected term (years)	4.91
Expected volatility	52%
Expected dividend yield	1.37%

Stock Appreciation Rights

The cash-settled SARs were granted at the stock price on the grant date and have a three-year graded-vesting term. The awards provide for accelerated vesting if the employee ceases employment due to retirement, death, disability, or a change in control (as defined in the SAR agreement). The SARs were granted in 2010 and became fully vested in January 2013. During the vesting period, compensation cost was recognized based on the proportionate amount of service rendered to date. The SARs are liability-classified awards and, as a result, Con-way re-measures the fair value of the awards each reporting period until the awards are settled. Con-way will recognize any changes in fair value after the vesting period as compensation cost in the current period. The ultimate expense recognized for the SARs is equal to the intrinsic value at settlement. Con-way’s accrued liability for cash-settled SARs of $2.2 million and $4.3 million at December 31, 2014 and 2013 was determined using a weighted-average fair value of $20.97 and $15.13 per SAR at December 31, 2014 and 2013 respectively.

The following table summarizes SAR activity for 2014:

	Number of Rights	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2013	283,221	$28.92
Exercised	(175,990)	28.92

Outstanding at December 31, 2014	107,231	$28.92	5.11	$2,173

Exercisable at December 31, 2014	107,231	$28.92	5.11	$2,173

The following table summarizes SAR exercise activity as of December 31:

(Dollars in thousands)	2014	2013	2012
Cash paid to settle exercised SARs	$3,623	$2,382	$51
Realized tax benefit	1,388	929	20

11. Commitments and Contingencies

Service Contracts

Con-way has agreements with vendors to provide certain information-technology, administrative and accounting services. The payments under the terms of the agreements are subject to change depending on the quantities and types of services consumed. The contracts also contain provisions that allow Con-way to terminate the contract at any time; however, Con-way would be required to pay fees if termination is for causes other than the failure of the service providers to perform.

California Wage and Hour

Con-way is a defendant in several class-action lawsuits alleging violations of the state of California’s wage and hour laws. Plaintiffs allege that Con-way failed to pay certain drivers for all compensable time and that certain other drivers were not provided with required meal breaks and rest breaks. Plaintiffs seek to recover unspecified monetary damages, penalties, interest and attorneys’ fees. The primary case is Jose Alberto Fonseca Pina, et al. v. Con-way Freight Inc., et al. (the “Pina” case). The Pina case was initially filed in November 2009 in Monterey County Superior Court and was removed to the U.S. District Court of California, Northern District. On April 12, 2012, the Court granted plaintiffs’ request for class certification in the Pina case as to a limited number of issues. The class certification ruling does not address whether Con-way will ultimately be held liable.

Con-way challenged the certification of the class in this case, and further contends that plaintiffs’ claims are preempted by federal law and not substantiated by the facts. Con-way has denied any liability with respect to these claims and intends to vigorously defend itself in this case. There are multiple factors that prevent Con-way from being able to estimate the amount of potential loss, if any, in excess of its accrued liability that may result from this matter, including: (1) Con-way is vigorously defending itself and believes that it has a number of meritorious legal defenses; and (2) at this stage in the case, there are unresolved questions of fact that could be important to the resolution of these matters. Con-way recently settled a related case Jorge R. Quezada v. Con-way Inc., dba Con-way Freight (the “Quezada” case). Notice of the settlement was provided to class members in this case and on January 9, 2015, the Court granted final approval of the settlement. Con-way had adequately accrued for this matter.

Unclaimed-Property Audits

Con-way is currently being audited by several states, primarily the State of Delaware, for compliance with unclaimed-property laws. The property subject to review in this audit process generally includes unclaimed securities and unclaimed payments and refunds to employees, shareholders, vendors and customers. State and federal escheat laws generally require companies to report and remit unclaimed property to the states. Con-way believes it has procedures in place to comply with these laws. The audits of Con-way securities and payments were completed in the third quarter of 2013 and the second quarter of 2014, respectively, with no material findings. The remaining audit of refunds will continue into 2015. Given the current stage of the remaining audit, Con-way cannot estimate the amount or range of potential loss.

Other

Con-way is a defendant in various other lawsuits incidental to its businesses. It is the opinion of management that the ultimate outcome of these actions will not have a material effect on Con-way’s financial condition, results of operations or cash flows.

12. Segment Reporting

Con-way discloses segment information in the manner in which the business units are organized for making operating decisions, assessing performance and allocating resources. For the periods presented, Con-way is divided into the following three reporting segments:

•	Freight. The Freight segment consists of the operating results of the Con-way Freight business unit, which provides regional, inter-regional and transcontinental less-than-truckload freight services throughout North America.

•	Logistics. The Logistics segment consists of the operating results of the Menlo business unit, which develops contract-logistics solutions, including the management of complex distribution networks and supply-chain engineering and consulting, and also provides multimodal freight-brokerage services.

•	Truckload. The Truckload segment consists of the operating results of the Con-way Truckload business unit, which provides asset-based full-truckload freight services throughout North America.

Prior to 2013, the former Other segment consisted of the operating results of Con-way’s trailer manufacturer and certain corporate activities for which the related income or expense was not allocated to other reporting segments. Beginning in the first quarter of 2013, inter-segment eliminations were combined with the Other segment and reported as Corporate and Eliminations in order to reconcile the segment results to the consolidated totals. All periods presented reflect this change to the reporting segment structure.

Financial Data

Management evaluates segment performance primarily based on revenue and operating income (loss). Accordingly, investment income, interest expense and other non-operating items are not reported in segment results. Corporate expenses are generally allocated based on measurable services provided to each segment, or for general corporate expenses, based on segment revenue. Beginning in 2013, costs associated with the defined benefit pension plans are no longer allocated to reporting segments and instead are included in Corporate and Eliminations as other corporate costs. The amount of defined benefit pension cost retained in Corporate and Eliminations was $13.5 million and $4.2 million for the years ended December 31, 2014 and 2013, respectively. In 2012, these costs are included in the results of the Freight, Logistics and Truckload reporting segments and total $9.6 million. Inter-segment revenue and related operating income (loss) have been eliminated to reconcile to consolidated revenue and operating income. Transactions between segments are generally based on negotiated prices.

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
Revenue from External Customers
Freight	$3,586,333	$3,424,002	$3,339,605
Logistics	1,638,967	1,474,507	1,677,279
Truckload	572,990	567,255	558,714
Corporate and Eliminations	7,779	7,592	4,649

	$5,806,069	$5,473,356	$5,580,247

Revenue from Internal Customers
Freight	$45,732	$42,098	$52,991
Logistics	78,744	65,892	48,921
Truckload	58,521	69,555	76,842
Corporate and Eliminations	70,458	70,687	53,015

	$253,455	$248,232	$231,769

Operating Income (Loss)
Freight	$210,324	$146,047	$143,869
Logistics	27,193	23,467	44,616
Truckload	41,245	38,691	44,921
Corporate and Eliminations	(10,312)	748	(4,565)

	$268,450	$208,953	$228,841

Depreciation and Amortization, net of Accretion
Freight	$150,528	$135,311	$124,372
Logistics	11,225	7,571	7,532
Truckload	68,382	74,449	69,799
Corporate and Eliminations	12,372	11,905	13,499

	$242,507	$229,236	$215,202

Capital Expenditures
Freight	$176,933	$180,576	$190,218
Logistics	15,577	24,587	7,186
Truckload	91,731	74,637	93,117
Corporate and Eliminations	5,535	2,143	2,614

	$289,776	$281,943	$293,135

Assets
Freight	$1,560,324	$1,529,681	$1,459,576
Logistics	367,081	318,266	302,295
Truckload	792,088	799,775	807,470
Corporate and Eliminations	616,125	632,209	583,074

	$3,335,618	$3,279,931	$3,152,415

Geographic Data

For geographic reporting, freight transportation revenue is allocated equally between the origin and destination. Revenue for contract services is allocated to the country in which the services are performed. Long-lived assets outside of the United States were immaterial for all periods presented.

	Years ended December 31,
(Dollars in thousands)	2014	2013	2012
Revenue
United States	$5,310,573	$5,094,193	$5,189,792
Canada	180,951	116,491	114,451
Other	314,545	262,672	276,004

Total	$5,806,069	$5,473,356	$5,580,247

13. Quarterly Financial Data

Con-way Inc.

Quarterly Financial Data

(Unaudited)

(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
2014 - Quarter Ended
Operating Results
Revenue	$1,368,843	$1,492,349	$1,504,150	$1,440,727
Operating Income [a]	33,062	102,700	91,375	41,313
Income before Income Tax Provision (Benefit)	19,222	90,768	77,390	23,317
Income Tax Provision (Benefit) [b]	6,329	37,101	31,807	(1,579)
Net Income	12,893	53,667	45,583	24,896
Per Common Share
Basic Earnings	0.23	0.94	0.79	0.43
Diluted Earnings	0.22	0.93	0.78	0.43
Market Price
High	42.73	50.46	53.53	50.81
Low	37.00	39.54	47.50	40.32
Cash Dividends Paid	0.10	0.10	0.15	0.15
2013 - Quarter Ended
Operating Results
Revenue	$1,336,164	$1,381,370	$1,398,021	$1,357,801
Operating Income [a]	31,599	76,299	67,675	33,380
Income before Income Tax Provision	16,775	62,849	53,378	21,363
Income Tax Provision	2,770	19,952	22,821	9,669
Net Income	14,005	42,897	30,557	11,694
Per Common Share
Basic Earnings	0.25	0.76	0.54	0.21
Diluted Earnings [c]	0.25	0.75	0.53	0.20
Market Price
High	38.12	39.81	46.04	45.98
Low	29.12	32.25	39.21	38.79
Cash Dividends Paid	0.10	0.10	0.10	0.10

[a]	The comparability of Con-way’s consolidated operating income was affected by the following unusual income or expense:

•	A gain of $3.4 million at Freight in the second quarter of 2014 from the sale of property.

•	A charge of $16.0 million in Corporate and Eliminations in the fourth quarter of 2014 for the settlement of a legacy pension plan and a gain of $5.6 million in Corporate and Eliminations in the second quarter of 2013 from the sale of an administrative property.

•	A charge of $3.7 million at Logistics in the second quarter of 2013 for an increased reserve on international accounts receivable.

[b]	The comparability of Con-way’s tax provision and net income was affected by the following:

•	A tax benefit of $5.4 million in the fourth quarter of 2014 from a decline in the incremental rate for state taxes.

[c]	The sum of the quarterly earnings per share may not equal annual amounts due to differences in the weighted-average number of shares outstanding during the respective period.